Exhibit 5.1

April 6, 2011

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling unitholders named in the Registration Statement of up to 19,814,373 Common Units – Class A (the “Class A Units”), 39,997 Common Units – Class B (the “Class B Units”), 6,949,004 Waiver Units (the “Waiver Units”) and 6,989,001 Common Units – Class A into which the Class B Units and Waiver Units are convertible (the “Converted Class A Units” and, together with the Class A Units, the Class B Units and the Waiver Units, the “Secondary Units”) representing limited partnership interests in the Partnership. The Secondary Units may be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (each a “Prospectus Supplement”) pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)

the Class A Units, the Class B Units and the Waiver Units are duly authorized, validly issued, fully paid (to the extent required under the partnership agreement of the Partnership) and non-assessable (except as such nonassessability may be described in the Registration Statement, the Prospectus or supplement thereto under “Description of Our Units—Common Units—Limited Liability” or

Genesis Energy, L.P.

April 6, 2011

otherwise in the Prospectus or Prospectus Supplement thereto or as may be specified in paragraph (B) below); and

(2)	the Converted Class A Units are duly authorized and, upon the conversion of the Class B Units and the Waiver Units to Converted Class A Units in accordance with, and subject to, the conditions set forth in the partnership agreement of the Partnership, such Converted Class A Units will be validly issued, fully paid (to the extent required under the partnership agreement of the Partnership) and non-assessable (except as such nonassessability may be described in the Registration Statement, the Prospectus or supplement thereto under “Description of Our Units—Common Units—Limited Liability” or otherwise in the Prospectus or Prospectus Supplement thereto or as may be specified in paragraph (B) below).

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and (iii) the Limited Liability Company Act of the State of Delaware.

(B)	The opinions set forth in this letter are subject to the qualification that (i) under Section 17-303(a) of the Delaware LP Act, a limited partner who participates in the “control,” within the meaning of the Delaware LP Act, of the business of a partnership or takes action which constitutes “control” may be held personally liable for such partnership’s obligations under the Delaware LP Act to the same extent as a general partner and (ii) under Sections 17-303 and 17-607 of the Delaware LP Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew at the time of such distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

(C)

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and

Genesis Energy, L.P.

April 6, 2011

remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

(D)	This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

[The remainder of this page is intentionally left blank.]

Genesis Energy, L.P.

April 6, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.